As filed with the Securities and Exchange Commission on October 2, 2015

Registration No. 333-202267

Registration No. 333-192418

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

zulily, inc.

(Exact name of registrant as specified in its charter)

Delaware	27-1202150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2601 Elliott Avenue, Suite 200

Seattle, WA 98121

(877) 779-5614

(Address of Principal Executive Offices) (Zip Code)

zulily, inc. 2009 Equity Incentive Plan

zulily, inc. 2013 Equity Plan

(Full title of the plan)

Darrell Cavens

Chief Executive Officer

zulily, llc

2601 Elliott Avenue, Suite 200

Seattle, WA 98121

(877) 779-5614

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

John W. Robertson Alan D. Hambelton Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, WA 98101 (206) 452-8700	Deirdre Runnette General Counsel zulily, llc 2601 Elliott Avenue, Suite 200 Seattle, WA 98121 (877) 779-5614

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of zulily, inc., a Delaware corporation (the “Company”), pertaining to the registration of the shares of Class A common stock of the Company, par value $0.0001 per share, or Class B common stock of the Company, par value $0.0001 per share, offered under certain employee benefit and equity plans and agreements, each originally filed on Form S-8 with the Securities and Exchange Commission (the “SEC”) (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement
333-192418	November 19, 2013	2013 Equity Plan
2009 Equity Incentive Plan
333-202267	February 24, 2015	2013 Equity Plan

On October 1, 2015, pursuant to an Agreement and Plan of Reorganization, dated as of August 16, 2015 (the “Reorganization Agreement”), by and among the Company, Liberty Interactive Corporation, a Delaware corporation (“Parent”), Mocha Merger Sub, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Purchaser”) and Ziggy Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub 2”), whereby Purchaser merged with and into the Company and immediately thereafter, the Company merged with and into Merger Sub 2, with the separate corporate existence of the Company ceasing and Merger Sub 2 continuing as the surviving corporation and a wholly owned subsidiary of Parent under the name “zulily, llc” (the “Surviving Company”).

As a result of the consummation of the transactions contemplated by the Reorganization Agreement, the Company has terminated as of the date hereof all offerings of its securities pursuant to the Registration Statements. Accordingly, the Surviving Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company that had been registered but remain unsold at the termination of the offering, the Surviving Company, as the successor by merger to the Company, hereby removes from registration any and all such securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, Washington, on October 2, 2015.

zulily, llc (as successor by merger to zulily, inc.)

By:	/s/ Darrell Cavens
Darrell Cavens
Chief Executive Officer

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.